MESTEK, INC.

                                 GENERAL OFFICES
                              260 North Elm Street
                         Westfield, Massachusetts 01085

                                  April 5, 1996


                                 PROXY STATEMENT
                  FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                  May 22, 1996
                                    Wednesday


                     SOLICITATION AND REVOCATION OF PROXIES

         The accompanying proxy is solicited by and on behalf of the Board of Directors of Mestek, Inc., hereinafter referred to as "Mestek" or the "Company". The cost of the solicitation of proxies will be borne entirely by the Company. Regular employees of the Company may solicit proxies by personal interview, mail or telephone and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the stock held of record by such persons.

         If a proxy in the accompanying form is duly executed and returned, the shares represented will be voted at the Annual Meeting and where a choice is specified, will be voted in accordance with the specification made. Proxies may be revoked at any time prior to voting by (1) executing and delivering a new proxy to the Secretary of the Company at or before the Annual Meeting, (2) voting in person at the Annual Meeting or (3) giving written notice of revocation to the Secretary of the Company at or before the Annual Meeting.

                                  VOTING RIGHTS

         The shareholders entitled to vote at the Annual Meeting will be those whose names appeared on the records of the Company as holders of its common stock at the close of business on April 4, 1996, the record date. As of such date, there were issued and outstanding 9,610,135 shares of Common Stock of the Company, 8,929,771 of which are entitled to vote. The Company is not entitled to vote the 680,364 shares of Common Stock held in the treasury.

         Shareholders are entitled to one vote for each share held on all matters to be considered and acted upon at the Annual Meeting, except that, with respect to the election of directors, cumulative voting is permitted. Cumulative voting means that each shareholder is entitled to as many votes as are equal to the number of shares which the shareholder owns multiplied by the number of directors to be elected in the same election and that the shareholder may cast all of such votes for a single nominee for director or may distribute them among two or more nominees, as the shareholder may see fit. There are eight (8) directors to be elected at the Annual Meeting to be held May 22, 1996. Discretionary authority to cumulate votes is solicited by the Board of Directors with respect to the election of directors in those cases in which no direction is made on the proxy card. Therefore, in such elections, unless otherwise indicated on the proxy cards, the votes represented by such proxies will be voted in favor of the nominees listed thereon (unless otherwise indicated) and in favor of Proposal 2 and Proposal 3.

                              FINANCIAL STATEMENTS

         The Company's audited consolidated financial statements and notes thereto, including selected financial data and management's discussion and analysis of financial condition and results of operations for the year ended December 31, 1995, are included in the Company's 1995 Annual Report to Shareholders, which was mailed concurrently with this proxy statement to all shareholders of record. The Annual Report does not constitute proxy soliciting material.

                              SHAREHOLDER PROPOSALS

         Proposals which shareholders wish to present for consideration at the Annual Meeting to be held in 1997 must be received at the Company's General Offices no later than December 31, 1996 in order to be included in the Company's proxy statement relating to such meeting.


                               EXECUTIVE OFFICERS

         The executive officers of the Company in addition to Mr. J.E. Reed, whose biography appears in the section entitled "ELECTION OF DIRECTORS" below, are the following:

James A. Burk                 Age 50                 Vice President since 1986

         Prior to the merger of Mestek, Inc. and Reed National Corp., Mr. Burk had been a Vice President of Reed since 1975. Mr. Burk had been employed in a number of manufacturing management positions by Reed since 1965.
Mr. Burk is the son of E. Herbert Burk, Director of the Company.

R. Bruce Dewey                Age 44                 Senior Vice  President  and
                            General Counsel since 1994 and Secretary since 1992.

         Mr. Dewey was Vice President-Administration prior to 1994. Prior to joining Mestek in 1990, Mr. Dewey was an attorney in private practice in Seattle, Washington most recently with Cairncross, Ragen & Hempelmann from 1987 to 1990. Prior to the merger of Mestek, Inc. and Reed National Corp., Mr. Dewey had been Assistant to the President of Reed from 1979 to 1983 and had been affiliated with the Cooper-Weymouth, Peterson division of Reed from 1975 to 1979.

William S. Rafferty            Age 44       Senior Vice President of Sales
                                                and Marketing since 1991.

         Mr. Rafferty was Vice President of Marketing prior to 1991. Prior to joining Mestek in 1990, Mr. Rafferty was Senior Vice President of Sales and Marketing of Taco, Inc., from 1984 to 1990, and held a number of sales and marketing management positions with The Trane Company from 1974 to 1984.

Stephen M. Shea                Age 39        Senior  Vice  President-Finance
                              since 1994 and Chief Financial Officer since 1990.

         Mr. Shea was Vice President-Finance prior to 1994. Mr. Shea was Controller of the Company from 1987 until 1990 and was Manager of Corporate Planning from 1986 to 1987, holding the same position at Reed National Corp. from 1985 to 1986. Prior to joining Reed in 1985, Mr. Shea was a Certified Public Accountant with the Hartford, Connecticut accounting firm of Spitz, Sullivan, Wachtel & Falcetta from 1979 to 1985.


                             EXECUTIVE COMPENSATION

         Consistent with the revised proxy rules on executive compensation adopted by the Securities and Exchange Commission, there is shown below, information concerning the annual compensation (salary, bonus and other) for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1995, 1994 and 1993, of those persons who were at December 31, 1995 (a) the Chief Executive Officer of the Company and (b) the other four most highly compensated executive officers of the Company who were serving as executive officers at December 31, 1995. No executive officers left the employ of the Company during 1995.





                           SUMMARY COMPENSATION TABLE

         Under the revised proxy rules on executive compensation adopted by the Securities and Exchange Commission, all suggested columns and headings relating to forms of compensation not offered by the Company have been omitted for presentation in the Summary Compensation Table below.

NAME AND                                 ANNUAL
PRINCIPAL POSITION                   COMPENSATION
                                                      Other           All
                                                     Annual          Other
               Fiscal Yr.  Salary($) Bonus($)(1) Compensation(2) Compensation(3)

John E. Reed      1995      262,000     462,300         -         7,164
Chairman of the   1994      262,250     350,000         -         7,182
Board, President  1993      250,388     215,500         -        12,422
and Chief Executive
Officer (4)

Stewart B. Reed   1995      192,400     183,690         -         9,474
Executive Vice    1994      184,990     150,000         -         9,491
President (5)     1993      176,930      64,650         -        11,032

William S.        1995      120,120      75,690         -         9,474
Rafferty, Senior  1994      110,500     107,775         -         9,491
Vice President-   1993      103,400      77,055         -        10,392
Marketing

James A. Burk     1995       95,850      82,740         -         9,474
Vice President    1994       92,130     121,680         -         9,197
                  1993       86,705      88,485         -         9,234

R. Bruce Dewey    1995      111,875      61,230         -         8,653
Senior Vice       1994      106,400      37,825         -         7,214
President and     1993      101,302      22,775         -         6,345
General Counsel


                       NOTES TO SUMMARY COMPENSATION TABLE

(1) Certain executive officers whose corporate responsibilities are applicable to all segments of the Company's business historically have been paid, and in some cases are contractually entitled to be paid, bonuses based on the company-wide profits during each fiscal year (the "Executive Officer Bonus Policy"). Except for certain officers whose bonuses are specified by contract, the eligible executive officers and the exact formula for determining the bonus of each such executive officer is specified by the Board of Directors of the Company based upon the recommendations of its Compensation Committee each December for the following fiscal year. In general, the bonus for an eligible executive officer for the calendar year 1995 is equal to the sum of percentages (which may be different for each participant) of the Company's operating profits in excess of a specified return on tangible net worth plus borrowed capital as of January 1 of the fiscal year, after deduction for all other bonuses and with goodwill eliminated from net worth for this purpose, on the first $5,000,000 of operating profits for the first tier and in excess of $5,000,000 of operating profits for the second tier. Except for certain officers whose participation is contractually specified, the Board of Directors of the Company historically has determined the officers eligible to participate under the Executive Officer Bonus Policy, the target for the specified return on tangible net worth and the percentages applicable to each participant each year which percentages are based on the level of responsibility, seniority and performance of the officers. Messrs. J.E. Reed, S.B. Reed, S.M. Shea and R.B. Dewey were the only participants in the Executive Officer Bonus Policy for 1995 and Messrs. J.E. Reed, S.M. Shea and R.B. Dewey are the only executive officers of Mestek eligible to participate for 1996. Messr. J.E. Reed is contractually entitled to participate in the Executive Officer Bonus Policy. In 1995, Messrs. J.E. Reed and S.B. Reed were entitled to receive, respectively, ten percent (10%) and three percent (3%) under the first tier bonus and five percent (5%) and two percent (2%) under the second tier bonus. All officers of Mestek, other than those participating under the Executive Officer Bonus Policy in a given year, and certain other key employees involved in the Company's operations, historically have been paid annual bonuses based on the profitability of the individual business units (termed "profit centers" by the Company) to which such persons are assigned and for which they have specific responsibility (the "Key Employee Bonus Policy"). Except for certain officers whose bonuses are specified by contract or determined by the Compensation Committee of the Board of Directors, such bonuses have generally been determined by the Chief Executive Officer before the beginning of each fiscal year, in an amount equal to a percentage (which may be different for each participant) of the amount by which the operating profits of such employee's profit centers for such fiscal year exceed a specified return on the average tangible net assets employed by such profit centers. The level of responsibility and seniority of participants are taken into account in determining the persons eligible to participate and the applicable percentages of each participant each year. Of the executive officers of Mestek, only Messrs. Rafferty and J.A. Burk were awarded bonuses under the Key Employee Bonus Policy for 1995 and they are the only executive officers anticipated to be awarded bonuses under the Key Employee Bonus Policy for 1996. Except to the extent embodied in employment contracts with certain officers and employees, the Executive Officer Bonus Policy and the Key Employee Bonus Policy represent only historical practices and are not embodied in any written plan. Except to the extent required by particular employment contracts, the Company may cease paying bonuses under either policy, or alter the amounts payable, at any time, based upon the recommendation of the Compensation Committee and actions of the Board of Directors.


(2) In accordance with the revised proxy rules on executive officer compensation adopted by the Securities and Exchange Commission, amounts of Other Annual Compensation for 1993, 1994 and 1995, which would include the incremental costs to the Company of perquisites and personal benefits paid to any executive officer, are excluded because they are less than $50,000 or less than 10% of the total annual salary and bonus compensation for all such individuals in the Summary Compensation Table. Such perquisites would include, among others, the cost of premiums for life insurance having a benefit in excess of $50,000 to which individuals other than the Company are beneficiaries, the compensation attributable to the personal use of a Company automobile, and compensation attributable to personal use of club memberships.

(3) In accordance with the revised proxy rules on executive officer compensation adopted by the Securities and Exchange Commission, amounts of All Other Compensation for 1993, 1994 and 1995 include the costs to the Company of the contributions by the Company to each executive officer under the Company's 401(k) Plan whereby the Company matches each $1.00 of employee contribution with $0.25 up to the first 6% of salary and bonus, and the Company's contributions on behalf of each executive officer to its Deferred Profit Sharing Plan whereby for the year ended December 31, 1995, the Board of Directors voted a Company contribution of three percent (3%) of annual base salary for all eligible employees up to the OASDI maximum of $61,200 and a Company contribution of six percent (6%) of annual base salary for all eligible employees for amounts of compensation in excess of the OASDI maximum of $61,200 (as limited in accordance with the Employee Retirement Income Security Act).

(4) Mr. J.E. Reed is employed under an agreement with the Company which is automatically extended for one-year periods unless either party gives the other sixty (60) days' notice of termination. The contract specifies a certain base salary to be reviewed annually by the Board of Directors of the Company. The base salary under this contract for 1995 was $262,000, the same as 1994. The contract provides for continuation of salary for six (6) months in the case of death and for twelve (12) months, with the contractual bonus, described above, in the case of incapacitation. The contract provides for Mr. J.E. Reed to be furnished with the use of a Company automobile and to be reimbursed for legitimate business expenses.

(5) In 1995, Mr. S.B. Reed was employed under an agreement with the Company. The contract specified a certain base salary to be reviewed annually by the Board of Directors of the Company. The base salary under this contract for 1995 was $192,400, an increase of 4.0% over 1994. The contract provided for continuation of salary for six (6) months in the case of death and for twelve (12) months, with the contractual bonus, described above, in the case of incapacitation. The contract provided for Mr. S.B. Reed to be furnished with the use of a Company automobile and to be reimbursed for legitimate business expenses.

                             DIRECTORS COMPENSATION

         Except for David R. Macdonald, who is discussed below, directors of Mestek who are not employees were paid in 1995 an annual retainer of $2,000, a fee of $1,500 for each Board Meeting attended, and a fee of $500 for each meeting of each Committee of the Board of Directors and each Special Assignment attended, or $1,500 if such Committee meeting or Special Assignment attended is not held in conjunction with a Board Meeting. In 1996, directors of Mestek who are not employees will be paid an annual retainer of $4,000, a fee of $1,500 for each Board Meeting attended and a fee of $500 for each meeting of each Committee of the Board of Directors and each Special Assignment attended, or $1,500 if such Committee meeting or Special Assignment attended is not held in conjunction with a Board Meeting. Certain members of Mestek's Board of Directors are also members of one or more of the subsidiary Boards. Mr. Macdonald, a director of Mestek and a partner in the law firm of Baker & McKenzie, bills to Mestek at his usual and customary rates a portion of the time he spends at meetings of the Board of Directors.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This report of the Compensation Committee of the Board of Directors of the Company shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such Acts. No members of the Compensation Committee are officers or employees of the Company or any of its subsidiaries nor are any of the members of the Committee former officers of the Company or any of its subsidiaries. The Compensation Committee furnished the following report on Executive Compensation as required under the revised proxy rules on executive compensation adopted by the Securities and Exchange Commission.

                                     REPORT

Under the supervision of the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company and thus shareholder value, by closely aligning the financial interest of the Company's Chief Executive Officer and senior executive management with the profitability of the Company. In furtherance of this goal, annual base salaries are generally set somewhat below competitive levels so that the Company relies to a large degree on annual bonuses to attract and retain corporate officers and other key employees of outstanding abilities and to motivate them to perform to the full extent of their abilities. Bonuses are variable and closely tied to the overall corporate or individual business unit performance in a manner that encourages a sharp and continuing focus on building profitability and return on tangible net assets employed.

         In general, the Compensation Committee believes that the various compensation programs of the Company should (a) support the long and short-term strategic goals and objectives of the Company, (b) reflect the Company's values, and (c) reward individuals for outstanding contributions to the Company's profitability. The Compensation Committee further believes that compensation programs, especially performance-based bonuses, play a critical role in attracting and retaining well-qualified executives. While compensation opportunities should be based on individual contributions, the actual amounts earned by executives in variable compensation programs will be dictated by how the Company or individual business units perform.

BASE COMPENSATION. As noted above, the Compensation Committee's approach to base compensation is to offer executive salaries somewhat below the competitive levels represented by the salaries of those executives currently employed in similar positions in public companies with sales and market capitalization similar to the Company. The Compensation Committee annually considers and determines the annual base salary of the Chief Executive Officer and, based upon the recommendation of the Chief Executive Officer, the annual base salary of each of the executive officers of the Company. The base salaries of executive officers are set pursuant to a written annual review conducted by the Chief Executive Officer of the work performance, accomplishments, experience and decision-making responsibilities of each executive officer and the individual's contributions to the achievement of the sales, profitability and other goals of the Company or its individual business units set forth in the business plan. Individual work performance in achieving business plan goals is the majority factor in considering increases in compensation. Responsibility and experience are the majority factors in setting an initial salary for an individual in a particular executive position. The salary of the Chief Executive Officer in 1995 was set by reference to the profitability of the Company as measured by unaudited results of operations, the degree of accomplishment of the business plan of the Company, and other individual contributions. The majority factor is the degree of accomplishment of the sales, profitability and other goals set forth in the business plan of the Company. In addition, the Compensation Committee also takes into account the accomplishments of the Chief Executive Officer that may not have contributed to the profitability of the Company in the current year, but may contribute to the Company's long-term strategic goals. The salary of the Chief Executive Officer for 1995 did not increase over 1994. Base salaries for executive officers for 1995 rose from 1994 levels approximately four percent (4%).

ANNUAL BONUS PLAN. The Compensation Committee determines the executive officers eligible to participate under the Executive Officer Bonus Policy and, based upon the recommendation of the Chief Executive Officer, the Key Employee Bonus Policy, the specified return on tangible net worth targets under the Executive Officer Bonus Policy and, based upon the recommendation of the Chief Executive Officer, the targets for the specified return on tangible net assets employed under the Key Employee Bonus Policy and the percentages applicable to the participation of the Chief Executive Officer and each of the eligible executive officers of the Company under the applicable bonus policy based on their level of responsibility, experience and performance. The specified return target for the Executive Officer Bonus Policy for 1995 was a fifteen percent (15%) return. The specified return targets for the Key Employee Bonus Policy for 1995 vary by business unit, but were generally a twenty percent (20%) return. The participation in the Executive Bonus Policy is equal to the sum of percentages (which may be different for each participant) of the Company's operating profits in excess of a specified return on tangible net worth plus borrowed capital as of January 1 of the fiscal year, after deduction for all other bonuses and with goodwill eliminated from net worth for this purpose, on the first $5,000,000 of operating profits for the first tier and in excess of $5,000,000 of operating profits for the second tier. The percentages applicable to Mr. J.E. Reed are determined by an employment contract that is reviewed annually for renewal. The Chief Executive Officer was entitled to receive, for 1995, ten percent (10%) under the first tier bonus and five percent (5%) under the second tier bonus.

         The participation in the Key Employee Bonus Policy is equal to the sum of percentages (which may be different for each participant) of the operating profits of individual business units of the Company in excess of a specified return on tangible net assets employed in the individual business units. Certain executive officers participate in the Executive Officer Bonus Policy and certain executive officers participate in the Key Employee Bonus Policy. Based upon the above considerations, the annual bonus compensation of the Chief Executive Officer and the eligible executive officers of the Company is directly and objectively tied to the Company's performance and profitability.

         After considering all of the factors and making recommendations upon the annual base compensation and bonus formulae and percentage participations for the Chief Executive Officer and each of the other executive officers of the Company, the Compensation Committee presents its written report to the full membership of the Board of Directors at the December Board Meeting of the Company each year. The recommendations of the Compensation Committee for each of 1993, 1994 and 1995 were presented, discussed and voted upon, and approved in an Executive Session of the Board of Directors of the Company, Messrs. J.E. Reed and S.B. Reed abstaining.

         The Compensation Committee also has fully debated and considered and recommended to the entire Board of Directors early in 1996 the adoption of a stock option plan, the purpose of which would be to attract and retain the services of and motivate valued key employees and directors of the Company, to encourage such individuals to acquire a greater proprietary interest in the Company thereby strengthening such persons' incentive to achieve the objectives of the shareholders of the Company, and to serve as an aid and inducement in the hiring of new key employees.

         In addition, each year the entire Board of Directors, based upon the recommendation of the Compensation Committee considers the percentage participation of all employees (including the Chief Executive Officer and the other executive officers of the Company) in the Company's Deferred Profit Sharing Plan. For the fiscal year ended December 31, 1995, the Compensation Committee recommended and the Board of Directors voted a Company contribution of three percent (3%) of annual base salary for all eligible employees up to the OASDI maximum of $61,200 and a Company contribution of six percent (6%) of annual base salary for all eligible employees for amounts in excess of the OASDI maximum of $61,200 (as limited in accordance with the Employee Retirement Income Security Act).

DAVID W. HUNTER, Chairman
A. WARNE BOYCE, WILLIAM J. COAD, Members

                   SHAREHOLDER RETURN PERFORMANCE PRESENTATION
         This Shareholder Return Performance Presentation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such Acts. Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the common stock of Mestek (referred to by its New York Stock Exchange symbol "MCC" in the line graph and notes thereto) against the cumulative total return of the S&P Composite 500 Stock Index and the S&P Building Materials Index (referred to as the "Peer Group" in the line graph and notes thereto) for the period of five (5) fiscal years commencing December 31, 1990 and ended December 31, 1995. It assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in MCC Common Stock, S&P 500, and Peer Group. Cumulative total return assumes reinvestment of dividends.

                       COMPARATIVE FIVE-YEAR TOTAL RETURNS
             Mestek, Inc., S&P 500, Peer Group (Performance results
                                through 12/31/95)

               1990         1991        1992       1993       1994       1995

MCC          $100.00      $127.42     $114.52    $120.97    $125.81    $151.61
- --------- -------------- --------- --------------------- -----------------------
S&P 500      $100.00      $130.47     $140.41    $154.56    $156.60    $215.45
- --------- -------------- --------- --------------------- -----------------------
PEER GROUP   $100.00      $143.14     $183.10    $226.88    $167.24    $226.53
- --------- -------------- --------- --------------------- -----------------------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         WESTFIELD, MASSACHUSETTS. Mestek leases its Westfield, Massachusetts commercial products manufacturing facilities from Sterling Realty Trust under two leases corresponding to the two major buildings on the north side of Notre Dame Street, one at a net annual rental of $192,000, which expires on December 31, 1999, and the other at a net annual rental of $42,000, which expires on June 30, 1998. Both leases are payable monthly. Mestek leases its South Complex, including its advertising facility, the Reed Institute training facility and the baseboard manufacturing facility pursuant to a lease which expires December 31, 2008 from Sterling Realty Trust at a net annual rental of $256,800, payable monthly. Sterling Realty Trust is a Massachusetts business trust of which John
E. Reed is the sole trustee and of which Mr. Reed and a Reed family trust are the sole beneficiaries. Mestek leases certain equipment used in the Westfield facilities pursuant to a lease from Sterling Realty Trust that expires December 31, 1997, for an annual rental of $24,360. Mestek also leases certain equipment used in the Westfield facilities pursuant to a lease from the Elizabeth C. Reed Trust that expires December 31, 1997, for an annual rental of $3,600 and pursuant to a lease from Machinery Rental Company that expires December 31, 1997 for an annual rental of $24,888. John E. Reed is the sole proprietor of Machinery Rental Company. Mr. Reed is the trustee of the Elizabeth C. Reed Trust and his daughter is sole beneficiary.

         FARMVILLE, NORTH CAROLINA. Mestek leases its Farmville, North Carolina production facility from Rudbeek Realty Corp. ("Rudbeek") for an annual minimum net base rental of $324,000, payable monthly. The lease expires on December 31, 1998. Rudbeek is wholly owned by family trusts for which John E. Reed and E. Herbert Burk, directors of the Company, respectively, serve as trustees and of which Stewart B. Reed (Mr. Reed's son and a director of the Company), James A. Burk (Mr. Burk's son and Vice President of the Company) and certain other members of the Burk family are beneficiaries. Mestek leases certain equipment for use at the Farmville facility pursuant to a lease which expires December 31, 1997, from Sterling Realty Trust for an annual rental of $5,700. Mestek also leases certain equipment used at the Farmville facility pursuant to a lease from the Elizabeth C. Reed Trust that expires December 31, 1997, for an annual rental of $3,000 and pursuant to a lease from Machinery Rental Company that expires December 31, 1997, for an annual rental of $132,360.

         CLINTON, MAINE. Mestek leases certain equipment used in its Clinton, Maine facility pursuant to a lease from Machinery Rental Company that expires December 31, 1997, for an annual rental of $24,000.
         WRENS, GEORGIA. Mestek leases certain equipment used in its Wrens, Georgia facility pursuant to a lease which expires December 31, 1997, from Sterling Realty Trust, for an annual rental of $12,600. Mestek also leases certain equipment used in the Wrens facility pursuant to a lease from the Elizabeth C. Reed Trust that expires December 31, 1997, for an annual rental of $7,500 and pursuant to a lease from Machinery Rental Company that expires December 31, 1997, for an annual rental of $18,732.


         SOUTH WINDSOR, CONNECTICUT. Mestek leases its South Windsor, Connecticut facility from MacKeeber Associates Limited Partnership ("MacKeeber"), a Connecticut limited partnership, for a net annual base rental of $616,041, payable monthly. Such lease expires on December 31, 2004, and the annual base rental increases over time to $677,652, payable monthly, by the year of expiration. The annual rental will increase to $677,652 in the year 2000. MacKeeber is owned by John E. Reed, Stewart B. Reed, E. Herbert Burk and David
R. Macdonald, all directors of the Company, as limited partners and John E. Reed as the sole general partner. In 1984, the Connecticut Development Authority issued an Industrial Development Bond in the principal amount of $3,500,000, bearing interest at 72% of the prime rate, with final maturity in 2004. Of the proceeds of issuance of such Bond, $2,650,000 were lent by the Authority to MacKeeber (the proceeds of which loan were used to acquire the South Windsor facility) and $850,000 were lent by the Authority to a former subsidiary of the Company (the proceeds of which loan were used to acquire certain machinery and equipment for use at the South Windsor facility). The Company and MacKeeber have agreed to an unconditional guaranty of the payment of each other's note under the loan agreement. The obligations of the Company under its note have been paid in full. Mestek leases certain equipment for use at the South Windsor facility pursuant to a lease from Machinery Rental Company that expires December 31, 1997, for an annual rental of $24,000.

         LOS ANGELES, CALIFORNIA. Pacific/Air Balance, Inc., a wholly-owned subsidiary of the Company, rents a facility at 13516 Desmond Street, Los Angeles, California, from Production Realty, Inc., for an amount equivalent to an annual rental of $26,400, payable monthly. The Company occupies the facility as a tenant-at-will. Pacific/Air Balance, Inc. also rents on a month-to-month basis certain equipment used at this facility from Production Realty, Inc. for an amount equivalent to an annual rental of $41,400, payable monthly. Stewart B. Reed, a director of the Company, is the sole shareholder of Production Realty, Inc.

         OTHER CONSIDERATIONS AND RELATIONSHIPS. Mestek retained the law firm of Baker & McKenzie during 1995 and proposes to retain that firm during 1996. David R. Macdonald, a director of the Company, is a partner in the Washington, D.C. office of Baker & McKenzie.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Under the proxy rules of the Securities and Exchange Commission, a person who directly or indirectly has or shares voting power and/or investment power with respect to a security is considered a beneficial owner of the security. Shares as to which voting power and/or investment power may be acquired within 60 days are also considered as beneficially owned under these proxy rules. The information set forth in this proxy statement concerning beneficial ownership of shares of the common stock of the Company has been received from or on behalf of the persons named. The only persons known by the Company to be the beneficial owners of more than five percent (5%) of the common stock of the Company as of April 4, 1996 are John E. Reed, Stewart B. Reed and
E. Herbert Burk, all of whom are directors of the Company. The address of each of Messrs. J.E. Reed and S.B. Reed is 260 North Elm Street, Westfield, Massachusetts 01085, and the address of Mr. Burk is 14 Westwood Drive, Westfield, Massachusetts 01085. The amount and nature of their beneficial ownership is included in the table below.

         The directors of the Company and the executive officers and directors as a group beneficially owned shares of the Company's outstanding stock as follows on April 4, 1996:

                           Amount and nature of                 Percent
Name and beneficial        beneficial ownership                of Class

Directors:
A. Warne Boyce                    1,500                       (less than 1%)
E. Herbert Burk                 447,102 (1)                           5.01%
William J. Coad                   2,200                       (less than 1%)
Peter Glynn-Jones                   675                       (less than 1%)
Winston R. Hindle, Jr.            2,000                       (less than 1%)
David W. Hunter                  13,330 (2)                   (less than 1%)
David R. Macdonald                3,000                       (less than 1%)
John E. Reed                  3,298,393 (3)                          36.94%
Stewart B. Reed               2,181,937 (4)                          24.43%

Executive Officers:
James A. Burk                    32,294 (5)                   (less than 1%)
R. Bruce Dewey                      307                       (less than 1%)
William S. Rafferty               1,000                       (less than 1%)
Stephen M. Shea                   3,000                       (less than 1%)
All executive officers and
directors as a group
 (13 persons)                 5,986,738                              67.04%
(1) Excludes 137,500 shares of common stock held by a spousal trust, to which he disclaims ownership. Also excludes 4,128 shares of common stock held by his wife, to which he disclaims ownership.

(2) Excludes 9,500 shares of common stock held by his spouse to which he disclaims ownership.

(3) Excludes 13,307 shares of common stock held by his wife, to which he disclaims ownership. Excludes 1,712,691 shares of common stock held by John E. Reed as sole trustee for various family trusts, but for which he disclaims beneficial ownership. 1,325,833 of such common shares are, however, included in the shares listed as beneficially owned by Stewart
         B. Reed per note (4) below. Includes 524,994 shares of common stock owned by Sterling Realty Trust, a Massachusetts business trust of which John E. Reed is the sole trustee and of which he and a family trust are the beneficiaries.

(4) Includes 1,325,833 shares of common stock owned by the Stewart B. Reed Trust, of which Stewart B. Reed is the beneficiary and John E. Reed is the sole trustee.

(5)      Excludes 100 shares held by his daughter.

                          COMPLIANCE WITH SECTION 16(a)
                         OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of the Company, as well as persons who own more than ten percent (10%) of a registered class of the company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1995, all applicable Section 16(a) filing requirements were satisfied, except that two reports of Mr. Glynn-Jones and one report of Mr. Hindle on Form 4 were filed late.

                            MATTERS TO BE ACTED UPON

1.       Election of Directors

         In accordance with the By-Laws of the Company, the Board of Directors consists of not less than seven (7) nor more than fourteen (14) members, as set from time to time by the Board of Directors, elected by the shareholders annually. The Board of Directors has set the number of members at eight (8). Eight (8) of the current directors elected at the last Annual Meeting will stand for election at the Annual Meeting on May 22, 1996. Mr. Glynn-Jones will not stand for election. The Board of Directors recommends the election of the eight
(8) nominees identified below. The proxies named in the accompanying proxy card intend, subject to the discretionary authority to cumulate votes described above, to vote for the eight (8) persons named below, unless otherwise directed by the shareholder on the proxy card. The Board of Directors knows of no reason why any nominee will be unavailable or unable to serve. If any nominee is unable to serve or for good cause will not serve, the persons named as proxies will vote for such other persons as they shall deem to be in the best interest of the Company.

Nominees to be Elected

A. Warne Boyce             Age 66              Director of Mestek from
                                              1983 to 1986 and since 1990

     Mr. Boyce has been Chairman and Chief Executive Officer of Microbac Laboratories, Inc., Pittsburgh, Pennsylvania, since 1989 and President since 1969. He holds the same positions with three affiliated companies: BTC Analysts, Inc., also of Pittsburgh, Orbeco Analytical Systems, Inc., Long Island, New York and CPA Microbac, Ltd., U.K. Mr. Boyce was a Director of Chester Environmental, Inc., a former subsidiary of the Company, from 1985 until 1990.

E. Herbert Burk            Age 77           Director of Mestek since 1986

     Mr. Burk retired on July 31, 1987 as Senior Vice President of the Company, an office he had held since 1986. Prior to the merger of Mestek, Inc. and Reed National Corp. on July 31, 1986, Mr. Burk had been a Director and Vice President of Reed since 1969 and a Senior Vice President of Reed since 1975. He had been employed by Reed since 1948. Mr. Burk is the father of James A. Burk, who is a Vice President of the Company.

William J. Coad            Age 64           Director of Mestek since 1986

     Mr. Coad has been President and Director of The McClure Corporation, St. Louis, Missouri, mechanical and electrical engineering consultants, since 1984, and from 1968 until 1984 he served as its Vice President and Director. He was Professor of Mechanical Engineering at Washington University in St. Louis, Missouri until his retirement from that position in January 1987 and is now an Affiliate Professor at that institution. Mr. Coad is also a Director of Mechanical Engineering Data Service, Inc., St. Louis, Missouri, and Exergen Corporation, Natick, Massachusetts. Prior to the 1986 merger of Mestek, Inc. and Reed National Corp., Mr. Coad had been a Director of Reed since 1985.

Winston R. Hindle, Jr.     Age 65           Director of Mestek since 1994

     Mr. Hindle was Senior Vice President of Digital Equipment Corporation, Maynard, Massachusetts, prior to his retirement in July, 1994. In his 32 years with Digital, he managed both corporate functions and business units and was a member of the Company's Executive Committee. Mr. Hindle is also a director of Keane, Inc., Boston, Massachusetts and CP Clare of Lexington, Massachusetts.

David W. Hunter            Age 67           Director of Mestek since 1985

     Mr. Hunter has been Chairman of Hunter Associates, Inc., an investment banking firm in Pittsburgh, Pennsylvania since 1992. From 1990 to 1992 he was Chairman Emeritus of Parker/Hunter, Inc., an investment banking firm in Pittsburgh, Pennsylvania, where he was Chairman from 1978 until 1990. Mr. Hunter is also a Director of Lockhart Companies, Kiene Diesel Accessories, Inc., Justifacts, Quanterra, Inc. and U.S. Tool & Die Corporation. He served as Chairman of the Board of Governors of the National Association of Securities Dealers, Inc. from 1986 to 1987.

David R. Macdonald        Age 66             Director of Mestek since 1986

     Mr. Macdonald is a partner in the Washington, D.C. office of the law firm of Baker & McKenzie. Mr. Macdonald is a member of Mestek's Executive Committee. Between 1981 and 1983, Mr. Macdonald served as Deputy United States Trade Representative, with the rank of Ambassador. Between 1977 and 1981, Mr. Macdonald was engaged in private law practice with the firm of Baker & McKenzie in Chicago, Illinois. Before 1977, Mr. Macdonald served as Under Secretary of the Navy and as Assistant Secretary of the Treasury for Enforcement, Operations and Tariff Affairs. Prior to the merger of Mestek, Inc. and Reed National Corp., Mr. Macdonald had been a Director of Reed since 1983. Mr. Macdonald is also a director of Chicago City Bank and Trust Company and Chicago City Bancorporation, Inc.

John E. Reed               Age 80           Director of Mestek since 1986

     Mr. J.E. Reed has been Chairman of the Board, President and Chief Executive Officer of the Company since 1989, and is a member of the Executive Committee. From 1986 until 1989 he was President and Chief Executive Officer and prior to the 1986 merger of Mestek, Inc. and Reed National Corp., had been President and Chief Executive Officer of Reed since he founded it in 1946. Mr. Reed is also a Director of Wainwright Bank & Trust Co., Boston, Massachusetts. Mr. Reed is the father of Stewart B. Reed, a director of the Company.

Stewart B. Reed            Age 48            Director of Mestek since 1986

     Through the end of 1995, Mr. S.B. Reed was employed as the Executive Vice President of the Company. He is a member of the Executive Committee. Prior to the 1986 merger of Mestek, Inc. and Reed National Corp., Mr. Reed had been Executive Vice President of Reed in charge of corporate development. Mr. Reed had been employed by Reed since 1970. Mr. Reed is the son of John E. Reed, Chairman of the Board, President and Chief Executive Officer of the Company.

                          BOARD MEETINGS AND COMMITTEES

         During the past twelve months the Board of Directors held four meetings. All directors were present at the meetings except Messrs. Glynn-Jones and S.B. Reed were excused from attendance at one meeting each due to prior commitments.

         The Board of Directors has four (4) standing committees: Audit, Compensation, Executive and Nominating.

Audit Committee

         The Audit Committee's responsibilities include (a) reviewing and evaluating the work and performance of the Company's independent accountants and making recommendations to the Board of Directors regarding the selection of such independent accountants, (b) conferring with the Company's independent accountants and its financial officers to evaluate the Company's internal accounting methods and procedures and to recommend changes in such methods and procedures, (c) reviewing and making recommendations on all related party transactions and the Company's conflict of interest policy, (d) directing the tasks of the internal auditor of the Company, and (e) reviewing and overseeing the organization and operation of the financial operations of the Company. The Audit Committee held three (3) meetings during the past twelve months. The current members of the Audit Committee are Messrs. Burk (Chairman), Hunter and Hindle.

Compensation Committee

         The Compensation Committee is responsible for reviewing the salary of the Chief Executive Officer and the executive officers of the Company and recommending to the Board of Directors the amount of salary to be paid, the bonus formulae and other compensation for the Chief Executive Officer and the executive officers of the Company. Please see the report of the Compensation Committee above. The Compensation Committee held three (3) meetings in the last twelve months and generally meets annually in December to consider and recommend compensation matters to the Board of Directors. The current members of the Compensation Committee are Messrs. Hunter (Chairman), Coad and Boyce.

Executive Committee

         To the extent permitted by the laws of the Commonwealth of Pennsylvania, the Executive Committee has and may exercise all the powers and authorities of the Board of Directors as follows: (a) to take action on behalf of the Board of Directors during intervals between regularly scheduled meetings of the Board of Directors if it is impracticable to delay action on a matter until the next regularly scheduled meeting of the Board of Directors, and (b) to take action on all matters of the Company that have been delegated for action by the Board of Directors. The Executive Committee meets from time to time, irregularly, as necessary to discharge its duties. The current members of the Executive Committee are Messrs. J.E. Reed (Chairman), S.B. Reed and Macdonald.

Nominating Committee

         The Nominating Committee's responsibilities include (a) evaluating and recommending nominees for election as directors to the Board of Directors, (b) recommending to the Board of Directors criteria for membership on the Board, and
(c) proposing nominees to fill vacancies on the Board of Directors as they occur. The Nominating Committee held two (2) meetings during the last twelve months. The current members of the Nominating Committee are Messrs. Boyce (Chairman), Coad and Glynn-Jones.

     In selecting candidates for election to the Board of Directors at future annual meetings of shareholders, the Nominating Committee will consider prospective candidates whose names have been submitted by shareholders. Such submissions should be in writing and directed to the Secretary of the Company at 260 North Elm Street, Westfield, Massachusetts 01085.

2.       Approval of the Mestek, Inc. 1996 Stock Option Plan

         The Compensation Committee of the Mestek Board of Directors has recommended adoption of a stock option plan, the Mestek, Inc. 1996 Stock Option Plan (the "Plan"), a copy of which is attached as Exhibit A to this Proxy Statement. The Board of Directors approved and adopted the Plan at its meeting held March 20, 1996, effective immediately, and approved its submission to the shareholders for approval by the affirmative vote of the shareholders within the requisite period. The Plan will terminate ten years after the Board's initial approval. The Plan is submitted to the shareholders for approval, as more fully described below. The purpose of the Plan is to enable the Company and the Related Corporations (as defined in the Plan) to attract, retain and motivate officers and employees and to provide the Company with the ability to provide incentives directly linked to the performance of the Company's businesses and increases in economic value and shareholder value. Grants made under the Plan prior to the Annual Meeting are subject to the approval of the Plan by the Shareholders.

         In an effort to ensure that any stock awards under the Plan will qualify as performance-based compensation, which is generally deductible, the Plan is being submitted to shareholders for approval at the Annual Meeting.
While the Company believes compensation payable pursuant to the Plan will be deductible for federal income tax purposes under most circumstances, there can be no assurance in this regard. Moreover, under certain circumstances such as death, disability and change in control (all as defined in the Plan), compensation not qualified under Section 162(m) of the Code, may be payable. The affirmative vote of a majority of the votes entitled to be cast by the holders of the shares of the Company's Common Stock represented at the Annual Meeting and entitled to vote thereon is required to approve the Plan. Such vote will also satisfy the shareholder approval requirements of Section 422 of the Code with respect to the grant of Incentive Stock Options ("ISO's"), Section 162(m) of the Code and Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") ("Rule 16b-3").

         Set forth below is a summary of certain important features of the Plan, which summary is qualified in its entirety by reference to the full text of the Plan attached as Exhibit A to this Proxy Statement.

         Administration of the Plan. The Plan may be administered by the Board or such committee as the Board may from time to time designate (the "Plan Administrator"). The Board has designated the Compensation Committee as the Plan Administrator. Such committee will be composed of not less than two "disinterested persons" for purposes of Rule 16b-3 who also qualify as "outside directors" for purposes of Section 162(m) of the Code. Among other things, the Plan Administrator will have the authority, subject to the terms of the Plan, to select officers and employees to whom awards may be granted, to determine the type of award as well as the number of shares of Common Stock to be covered by each award, and to determine the terms and conditions of any such awards. It also will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable, to interpret the terms and provisions of the Plan and any awards issued thereunder and to otherwise supervise the administration of the Plan. All decisions made by the Plan Administrator pursuant to the Plan will be final and binding.

         Eligibility. Officers and salaried employees of the Company and the Related Corporations designated by the Plan Administrator who are responsible for or contribute to the management, growth and profitability of the Company are eligible to be granted awards under the Plan. Grants may be made under the Plan to directors and such other persons who are not officers or employees of the Company as the Plan Administrator shall select. Determination of persons eligible to participate in the Plan will be made by the Plan Administrator. It is not possible to estimate at this time the number of persons who will be eligible to participate in the Plan.

         Certain Features of the Plan. The Plan authorizes the issuance of up to 500,000 shares of Common Stock pursuant to the grant and exercise of stock options, including ISO's and nonqualified stock options. The shares available under the Plan can be divided among the eligible participants as the Plan Administrator deems appropriate. The shares subject to grant under the Plan are to be made available from authorized but unissued shares or from treasury shares as determined from time to time by the Plan Administrator. Awards may be granted for such terms as the Plan Administrator may determine, except that the term of an ISO may not exceed ten years from its date of grant. No awards outstanding on the termination date of the Plan shall be affected or impaired by such termination. Awards will not be transferable except by will and the laws of descent and distribution. The Plan Administrator will have broad authority to fix the terms and conditions of individual agreements with participants. The Plan authorizes the Plan Administrator to grant options to purchase Common Stock at an exercise price which, in the case of ISO's, cannot be less than 100% of the fair market value of such stock on the date of grant. The Plan permits optionees, with the approval of the Plan Administrator, to pay the exercise price of options in cash, stock (valued at its fair market value on the date of exercise) or a combination thereof. As noted above, options may be granted either as ISO's or nonqualified stock options. The principal difference between ISO's and nonqualified stock options is their tax treatment. See "Federal Income Tax Consequences of the Plan" below.

         Amendment and Discontinuance of the Plan. The Plan may be amended, altered or discontinued by the Plan Administrator, but no amendment, alteration or discontinuance may be made which would (i) impair the rights of an optionee under an option previously granted without the optionee's or recipient's consent, except such an amendment made to qualify the Plan for the exemption provided by Rule 16b-3 or (ii) disqualify the Plan from the exemption provided by Rule 16b-3. Any amendment that will permit the granting of options to a class of persons other than those currently eligible to receive options under this Plan or that would cause this Plan to no longer comply with Rule 16b-3, requires the approval of a majority of the shareholders of the Company.

         Changes in Capitalization; Change in Control. The Plan provides that, in the event of any change in corporate capitalization, such as stock split, or a corporate transaction, such as any merger, consolidation, share exchange, separation, spin-off or other distribution of stock or property of the Company, or any reorganization or partial or complete liquidation of the Company, the Plan Administrator shall proportionally adjust the option rights and may make such substitutions or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan and in the number, kind and option price of shares subject to outstanding stock options, as may be determined to be appropriate by the Plan Administrator. The Plan also provides that in the event of a change in control (as defined in the Plan) of the Company, any stock options outstanding as of the date of the change of control which are not then exercisable and vested will become fully exercisable and vested.

         Federal Income Tax Consequences of the Plan. The following discussion is intended only as a brief summary of the federal income tax rules relevant to stock options and participation in the Plan. This discussion is general in nature and does not address issues related to the tax circumstances of any particular employee. The discussion is based on federal income tax laws in effect on the date hereof and is, therefore, subject to possible future changes in law. This discussion does not address state, local or foreign consequences.

                  ISO's. An optionee will not recognize any income upon either grant or exercise of an ISO, although the exercise may subject the optionee to alternative minimum tax liability in the year of exercise because the excess of the fair market value of the shares at the time of exercise over the purchase price of the shares is included in income for purposes of the alternative minimum tax. The treatment of any gain realized upon sale or other disposition of the Common Stock received upon exercise of an ISO will depend on the holding period. If the optionee does not dispose of the stock received within either one year after exercise of the ISO or two years after grant, any gain realized upon disposition will be characterized as long-term capital gain. If the optionee disposes of his or her shares within either one year after exercise of the ISO or two years after grant, such disposition will be a disqualifying disposition. In the case of a disqualifying disposition, the portion of the gain realized on disposition equal to the excess of the fair market value of the shares at the time the ISO was exercised over the option price will be ordinary income taxable as compensation in the year of disposition. The balance, if any, of the gain will be capital gain. If the optionee sells the shares in a disqualifying disposition at a price that is below the fair market value of the shares at the time the ISO was exercised, the optionee's ordinary income will be limited to the excess of the amount realized upon the disposition over the adjusted basis in the shares. In the event of a disqualifying disposition in which ordinary income is realized by the optionee, the Company will only withhold income taxes from the optionee's compensation with respect to that ordinary income element if the optionee elects to have withholding imposed. The Company is entitled to a deduction with respect to an ISO only in the taxable year of the Company in which a disqualifying disposition occurs. In that event, the deduction would be equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

                  Nonqualified Stock Options. An optionee will not recognize any income upon either grant or vesting of a Nonqualified Stock Option. Upon exercise of any part of a Nonqualified Stock Option, the optionee will recognize ordinary income in an amount equal to the difference between the option exercise price and the then fair market value of the shares acquired. The Company must withhold taxes from the optionee's compensation with respect to the ordinary income recognized by the optionee upon exercise. In general, upon a subsequent disposition of the shares, the optionee's basis for determining taxable gain or loss would be the amount paid for such shares plus the amount that was includable in the optionee's income at the time of exercise. Any gain recognized on such disposition would generally be taxed as long-term or short-term capital gain depending on the length of time the optionee is deemed to have held these shares and the holding period in effect at the time. In determining the amount of consideration paid to the optionee, the fair market value of the stock on the date of exercise is used, except that in the case of an optionee subject to the six month short-swing profit recovery provisions of Section 16(b) of the Exchange Act (generally officers and directors of the Company), the fair market value will be determined six months after the date on which the option was granted (if such date is later than the exercise date) unless such optionee elects to be taxed based on the fair market value at the date of exercise. Any such election under Section 83(b) of the Code must be made and filed with the Internal Revenue Service within 30 days after exercise in accordance with the regulations under Section 83(b) of the Code. The Company will be entitled to a deduction for federal income tax purposes upon exercise of a Nonqualified Stock Option in an amount equal to the ordinary income recognized by the optionee, provided that the deduction is not otherwise disallowed under the Code.

         New Plan Benefits. The Board of Directors, upon the recommendation of the Compensation Committee, on March 20, 1996, after adoption of the Plan, granted the following options to certain officers of the Company:

                  Officer                                     Number of Shares

                  R. Bruce Dewey                              25,000 Shares
                  Senior Vice President &
                  General Counsel

                  John W. Kaddaras                            15,000 Shares
                  Executive Vice President

                  William S. Rafferty                         25,000 Shares
                  Senior Vice President-
                  Marketing

                  Stephen M. Shea                             25,000 Shares
                  Senior Vice President-
                  Finance

It cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any other persons or group of persons under the Plan or what benefits or amounts would have been received by or allocated to any other persons or group of persons for the last fiscal year if the Plan had been in effect. These determinations will be made by the Plan Administrator. On April 4, 1996, the closing price of the Company's Common Stock on the New York Stock Exchange was 13 1/2.
         The Plan is attached hereto as Exhibit A and should be read in its entirety by shareholders.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.


3.       Approval of Appointment of Independent Public Accountants

         The Board of Directors of the Company has voted to appoint the accounting firm of GrantThornton as independent public accountants to audit the financial statements of the Company for the year ending December 31, 1996, and recommends that the shareholders of the Company approve such appointment at the Annual Meeting of the Company. Although approval by the shareholders of the appointment of independent public accountants is not required, the Company has followed the practice of submitting such appointment for approval by the shareholders. The persons named in the accompanying proxy intend, subject to the discretionary authority above, to vote FOR the Approval of the Appointment of GrantThornton. If such approval is not obtained, the Board of Directors of the Company will reconsider its appointment of GrantThornton. A representative of GrantThornton has been invited and is expected to be present at the Annual Meeting where he or she will have an opportunity to make a statement if he or she desires, and he or she will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

4.       Other Matters

         No business other than that set forth in the attached Notice of Annual Meeting is expected to be acted upon, but should any other matters requiring a vote of shareholders be properly brought before the Annual Meeting or any postponement or adjournment thereof, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company.

                                  VOTE REQUIRED

         The Company's By-Laws provide that the presence of the holders of a majority of the issued and outstanding stock of the Company entitled to vote at the Annual Meeting, present in person or represented by a proxy, shall constitute a quorum for the Annual Meeting and that the vote of the shareholders who hold a majority of the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote will decide any question brought before the Annual Meeting, unless otherwise provided by statute or the Company's Restated Certificate of Incorporation or By-Laws.

         The nominees for election as directors of the Company at the Annual Meeting who receive the greatest number of votes cast will be elected as directors for the eight (8) positions on the Board of Directors of the Company to be filled. The approval of the stock option plan and the appointment of the independent accountants each will be approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

         Where the quorum requirement set forth above is met, broker non-votes will have no effect on the outcome of the election of directors or the ratification of the appointment of the independent accountants because the matters to be acted upon are routine matters for which brokers have the discretion to vote on behalf of beneficial owners in the absence of instructions from beneficial owners. Abstentions will have no effect on the outcome of such election, but will have the same effect as a negative vote with respect to the approval of the stock option plan and the ratification of the appointment of the independent accountants.


April 5, 1996                                                 MESTEK, INC.


EXHIBIT A: PROPOSED MESTEK, INC. 1996 STOCK OPTION PLAN

         This 1996 Stock Option Plan (the "Plan") provides for the grant of options to acquire shares of Common Stock, without par value (the "Common Stock"), of Mestek, Inc., a Pennsylvania corporation (the "Company"). Stock options granted under this Plan that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), are referred to in this Plan as "Incentive Stock Options." Incentive Stock Options and stock options that do not qualify under Section 422 of the Code ("Non-Qualified Stock Options") granted under this Plan are referred to as "Options").

         1. Purposes. The purposes of this Plan are to retain the services of valued key employees and consultants of the Company, and such other persons as the Plan Administrator shall select in accordance with Section 3 below, to encourage such persons to acquire a greater proprietary interest in the Company, thereby strengthening their incentive to achieve the objectives of the shareholders of the Company, and to serve as an aid and inducement in the hiring of new employees, consultants and other persons selected by the Plan Administrator.

         2. Administration. This Plan shall be administered by the Board of Directors of the Company (the "Board"), except that the Board may, in its discretion, establish a committee composed of not less than two "disinterested persons" who are members of the Board or other persons to administer this Plan, which committee (the "Committee") may be an executive, compensation or other committee, including a separate committee especially created for this purpose. The Committee shall have such of the powers and authority vested in the Board hereunder as the Board may delegate to it (including the power and authority to interpret any provision of this Plan or of any Option). The members of any such Committee shall serve at the discretion of the Board. The Board, or the Committee if one has been established by the Board, are referred to in this Plan as the "Plan Administrator." No person shall serve as a member of the Plan Administrator if his or her service would disqualify this Plan from eligibility under Securities and Exchange Commission Rule 16b-3, as amended from time to time, or any successor rule or regulatory requirements or under Section 162(m) of the Code; provided, that the Plan Administrator shall consist of at least the minimum number of persons required by Securities and Exchange Commission Rule 16b-3, as amended, or any successor rule or regulatory requirements.

         Subject to the provisions of this Plan, and with a view to effecting its purpose, the Plan Administrator shall have sole authority, in its absolute discretion, to: (a) construe and interpret this Plan; (b) define the terms used in this Plan; (c) prescribe, amend and rescind rules and regulations relating to this Plan; (d) correct any defect, supply any omission or reconcile any inconsistency in this Plan; (e) determine the individuals to whom Options shall be granted under this Plan and whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option; (f) determine the time or times at which Options shall be granted under this Plan; (g) determine the number of shares of Common Stock subject to each Option, the exercise price of each Option, the duration of each Option and the times at which each Option shall become exercisable; (h) determine all other terms and conditions of Options; and (i) make all other determinations necessary or advisable for the administration of this Plan. All decisions, determinations and interpretations made by the Plan Administrator shall be binding and conclusive on all participants in this Plan and on their legal representatives, heirs and beneficiaries.

         3. Eligibility. Incentive Stock Options may be granted to any individual who, at the time the Option is granted, is an employee of the Company or any Related Corporation (as defined below), including employees who are directors of the Company ("Employees"). Non-Qualified Stock Options may be granted to Employees and to such other persons, including directors of the Company, who are not Employees, as the Plan Administrator shall select. Options may be granted in substitution for outstanding Options of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization between such other corporation and the Company or any subsidiary of the Company. Options also may be granted in exchange for outstanding Options. Any person to whom an Option is granted under this Plan is referred to as an "Optionee."

                  As used in this Plan, the term "Related Corporation," when referring to a subsidiary corporation, shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing eighty percent (80%) or more of the total combined voting power of all classes of stock of one of the other corporations in such chain.

         4. Stock. Subject to approval of the Plan by shareholders of the Company, options to purchase a maximum of 500,000 shares of the Company's authorized but unissued, or re-acquired, Common Stock may be issued pursuant to the Plan, subject to adjustment as provided in Section 5.13(a) below; provided, that any shares of Common Stock received or withheld by the Company as payment for shares of Common Stock purchased upon exercise of Options pursuant to
Section 5.9 below shall be added to the number of such shares as to which Options may be granted. The number of shares with respect to which Options may be granted hereunder is subject to adjustment as set forth in Section 5.13 below. In the event that any outstanding Option expires or is terminated for any reason, the shares of Common Stock allocable to the unexercised portion of such Option may again be subject to an Option to the same Optionee or to a different person eligible under Section 3 above.

         5. Terms and Conditions of Options. Each Option granted under this Plan shall be evidenced by a written agreement approved by the Plan Administrator (the "Agreement"). Agreements may contain such additional provisions, not inconsistent with this Plan, as the Plan Administrator in its discretion may deem advisable. All Options also shall comply with the following requirements.

                  5.1 Number of Shares and Type of Option. Each Agreement shall state the number of shares of Common Stock to which it pertains and whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option. In the absence of action to the contrary by the Plan Administrator in connection with the grant of an Option, all Options shall be Non-Qualified Stock Options. The aggregate fair market value (determined at the Date of Grant, as defined below) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year shall not exceed such limit as may be prescribed by the Code as it may be amended from time to time. Any Option which exceeds the annual limit shall not be void but rather shall be a Non-Qualified Stock Option.

                  5.2 Date of Grant. Each Agreement shall state the date the Plan Administrator has deemed to be the effective date of the Option for purposes of this Plan (the "Date of Grant").

                  5.3 Option Price. Each Agreement shall state the price per share of Common Stock at which it is exercisable. The exercise price shall be fixed by the Plan Administrator at whatever price the Plan Administrator may determine in the exercise of its sole discretion; provided, that the per share exercise price for an Incentive Stock Option shall not be less than the fair market value per share of the Common Stock at the Date of Grant as determined by the Plan Administrator in good faith; provided further, that with respect to Incentive Stock Options granted to greater-than-ten percent (>10%) shareholders of the Company (as determined with reference to Section 424(d) of the Code), the exercise price per share shall not be less than one hundred ten percent (110%) of the fair market value per share of the Common Stock at the Date of Grant; and, provided further, that Incentive Stock Options granted in substitution for outstanding options of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization involving such other corporation and the Company or any subsidiary of the Company may be granted with an exercise price equal to the exercise price for the substituted option of the other corporation, subject to any adjustment consistent with the terms of the transaction pursuant to which the substitution is to occur.

                  5.4 Duration of Options. At the time of the grant of the Option, the Plan Administrator shall designate, subject to Section 5.7 below, the expiration date of the Option, which date shall not be later than ten (10) years from the Date of Grant in the case of Incentive Stock Options; provided, that the expiration date of any Incentive Stock Option granted to a greater-than-ten percent (>10%) shareholder of the Company (as determined with reference to Section 424(d) of the Code) shall not be later than five (5) years from the Date of Grant. In the absence of action to the contrary by the Plan Administrator in connection with the grant of a particular Option, and except in the case of Incentive Stock Options as described above, all Options granted under this Plan shall expire ten (10) years from the Date of Grant.

                  5.5 Vesting Schedule. Except as set forth in Section 5.6 below, no Option shall be exercisable until it has vested. The vesting schedule for each Option shall be specified by the Plan Administrator at the time of grant of the Option and, in the case of employee optionees, provide for continuous employment of the Optionee during the vesting period, except as set forth in Section 5.6 below; provided, that if no vesting schedule is specified at the time of grant, the Option shall vest according to the following schedule:

                                                              Percentage of
                       Number of Years                        Total Option to
                  Following Date of Grant                     be Exercisable

                           1                                         20%
                           2                                         40%
                           3                                         60%
                           4                                         80%
                           5                                        100%

                  5.6 Acceleration of Vesting. The vesting of one or more outstanding Options may be accelerated by the Plan Administrator at such times and in such amounts as it shall determine in its sole discretion. If an Employee Optionee's employment terminates by reason of death or Disability (as defined in
Section 5.7 below), any Option held by such Employee Optionee who has been Continuously Employed by the Company or Related Corporation for a minimum of two
(2) years shall become fully vested and exercisable and may thereafter be exercised during the term of the Option set forth in Section 5.7 below. "Continuously Employed" shall mean the absence of any interruption or termination of service. Continuous Employment with the Company or Related Corporation shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or Related Corporation or in the case of transfers between locations of the Company or between the Company, Related Corporations or their successors, provided that the Optionee continues to be an employee of the Company or any Related Corporation. The vesting of Options also shall be accelerated under the circumstances described in Section 5.13 and 5.14 below.

                  5.7 Term of Option. Vested Options shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events: (i) the expiration of the Option, as designated by the Plan Administrator in accordance with Section 5.4 above; (ii) the expiration of ninety (90) days from the date of an Optionee's termination of employment or contractual relationship with the Company or any Related Corporation for any reason whatsoever other than death or Disability (as defined below) unless, in the case of a Non-Qualified Stock Option, the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option; or (iii) the expiration of one (1) year from (A) the date of death of the Optionee or (B) cessation of an Optionee's employment or contractual relationship by reason of Disability (as defined below) unless, in the case of a Non-Qualified Stock Option, the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option. If an Optionee's employment or contractual relationship is terminated by death, any Option held by the Optionee shall be exercisable only by the person or persons to whom such Optionee's rights under such Option shall pass by the Optionee's will or by the laws of descent and distribution of the state or county of the Optionee's domicile at the time of death. "Disability" shall mean that a person is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The Plan Administrator shall determine whether an Optionee has incurred a Disability on the basis of medical evidence acceptable to the Plan Administrator. Upon making a determination of Disability, the Board shall, for purposes of the Plan, determine the date of an Optionee's termination of employment or contractual relationship. Unless accelerated in accordance with Section 5.6 above, unvested Options shall terminate immediately upon termination of employment of the Optionee by the Company for any reason whatsoever, including death or Disability.

      If, in the case of an Incentive Stock Option, an Optionee's relationship with the Company changes (e.g., from an Employee to a non-employee, such as a consultant), such change shall not constitute a termination of an Optionee's employment with the Company, but rather of the Optionee's Incentive Stock Option which shall then be deemed a Non-Qualified Stock Option. For purposes of this Section 5.7, transfer of employment between or among the Company and/or any Related Corporation shall not be deemed to constitute a termination of employment with the Company or any Related Corporation. For purposes of this Section 5.7, employment shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, with respect to Incentive Stock Options, employment shall not be deemed to continue beyond the first ninety (90) days of such leave, unless the Optionee's re-employment rights are guaranteed by statute or by contract.

                  5.8 Exercise of Options. Options shall be exercisable, either all or in part, at any time after vesting until termination; provided, that Optionee must comply with the six (6) month holding period requirements of
Section 16(b) of the Exchange Act and Rule 16b-3 thereunder. If less than all of the shares included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the expiration of the Option term. No portion of any Option for less than one hundred (100) shares (as adjusted pursuant to Section 5.13 below) may be exercised; provided, that if the vested portion of any Option is less than one hundred (100) shares, it may be exercised with respect to all shares for which it is vested. Only whole shares may be issued pursuant to an Option, and to the extent that an Option covers less than one (1) share, it is unexercisable. Options or portions thereof may be exercised by giving to the Company an executed notice of election to exercise, which notice shall specify the number of shares to be purchased, and be accompanied by payment in the amount of the aggregate exercise price for the Common Stock so purchased, which payment shall be in the form specified in
Section 5.9 below. The Company shall not be obligated to issue, transfer or deliver a certificate of Common Stock to any Optionee, or to his personal representative, until the aggregate exercise price has been paid for all shares for which the Option shall have been exercised and adequate provision has been made by the Optionee for satisfaction of any tax withholding obligations associated with such exercise. During the lifetime of an Optionee, Options are exercisable only by the Optionee.

                  5.9 Payment upon Exercise of Option. Upon the exercise of any Option, the aggregate exercise price shall be paid to the Company in cash or by certified or cashier's check. In addition, upon approval of the Plan Administrator, an Optionee may pay for all or any portion of the aggregate exercise price by (i) delivering to the Company shares of Common Stock previously held by such Optionee, (ii) having shares withheld from the amount of shares of Common Stock to be received by the Optionee, (iii) delivering an irrevocable subscription agreement obligating the Optionee to take and pay for the shares of Common Stock to be purchased within one (1) year of the date of such exercise or (iv) complying with any other payment mechanisms as the Plan Administrator may approve from time to time. The shares of Common Stock received or withheld by the Company as payment for shares of Common Stock purchased upon the exercise of Options shall have a fair market value at the date of exercise (as determined by the Plan Administrator) equal to the aggregate exercise price (or portion thereof) to be paid by the Optionee upon such exercise.

                  5.10 Rights as a Shareholder. An Optionee shall have no rights as a shareholder with respect to any shares covered by an Option until such Optionee becomes a record holder of such shares, irrespective of whether such Optionee has given notice of exercise. Subject to the provisions of Section 5.13 and 5.14 below, no rights shall accrue to an Optionee and no adjustments shall be made on account of dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights declared on, or created in, the Common Stock for which the record date is prior to the date the Optionee becomes a record holder of the shares of Common Stock covered by the Option, irrespective of whether such Optionee has given notice of exercise.

                  5.11 Transfer of Option. Options granted under this Plan and the rights and privileges conferred by this Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by applicable laws of descent and distribution, as defined by the Code, or the Employee Retirement Income Security Act, or the rules and regulations thereunder, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option or of any right or privilege conferred by this Plan contrary to the provisions hereof, or upon the sale, levy or any attachment or similar process upon the rights and privileges conferred by this plan, such Option shall thereupon terminate and become null and void.

                  5.12      Securities Regulation and Tax Withholding

                           5.12.1   Shares shall not be issued with  respect to
an Option  unless the exercise of such
Option and the issuance and delivery of such shares shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, as amended, the rules and regulations thereunder and the requirements of any stock exchange upon which such shares may then be listed, and such issuance shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of such shares. The inability of the Company to obtain from any regulatory body the authority deemed by the Company to be necessary for the lawful issuance and sale of any shares under this Plan, or the unavailability of an exemption from registration for the issuance and sale of any shares under this Plan, shall relieve the Company of any liability with respect to the non-issuance or sale of such shares.

                                    As a condition to the exercise of an Option,
the Plan  Administrator  may require
the Optionee to represent and warrant in writing at the time of such exercise that the shares are being purchased only for investment and without any then-present intention to sell or distribute such shares. At the option of the Plan Administrator, a stop-transfer order against such shares may be placed on the stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the certificates representing such shares in order to assure an exemption from registration. The Plan Administrator also may require such other documentation as may from time to time be necessary to comply with federal and state securities laws. THE COMPANY HAS NO OBLIGATION TO UNDERTAKE REGISTRATION OF THE OPTIONS OR THE SHARES OF STOCK ISSUABLE UPON THE EXERCISE OF OPTIONS.
                           5.12.2 As a condition to the exercise of any Option
granted under this Plan,  the Optionee
shall make such arrangements as the Plan Administrator may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise.

                           5.12.3 The issuance,  transfer or delivery of
certificates of Common Stock pursuant to the exercise of Options may be delayed, at the discretion of the Plan Administrator, until the Plan Administrator is satisfied that the applicable requirements of the federal and state securities laws and the withholding provisions of the Code have been met.



                           5.13.  Stock Dividend, Reorganization or Liquidation

                           5.13.1 If (i) the  Company  shall at any time be
involved in a  transaction  described  in
Section 4.24(a) of the Code (or any successor provision) or any "corporate transaction" described in the regulations thereunder, (ii) the Company shall declare a dividend payable in, or shall subdivide or combine, its Common Stock or (iii) any other event with substantially the same effect shall occur, then the Plan Administrator shall proportionately adjust the number of shares of Common Stock authorized for issuance under this Plan pursuant to section 4 above, and shall further proportionately adjust the number of shares of Common Stock and/or the exercise price per share with respect to each Option then outstanding so as to preserve the rights of the Optionee substantially proportionate to the rights of the Optionee prior to such event, all without further action on the part of the Plan Administrator, the Company or its shareholders.

                           5.13.2 If the Company is liquidated or dissolved,
the Plan Administrator shall allow the holders of any outstanding Options to exercise all or any part of the unvested portion of the Options held by them; provided, that such Options must be exercised prior to the effective date of such liquidation or dissolution. If the Option holders do not exercise their Options prior to such effective date, each outstanding Option shall terminate as of the effective date of the liquidation or dissolution.

                           5.13.3 The  foregoing  adjustments  in the shares
subject to Options shall be made by the Plan Administrator, or by any successor administrator of this Plan, or by the applicable terms of any assumption or substitution document.

                           5.13.4  The  grant of an  Option  shall  not  affect
in any way the  right or power of the
Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, consolidate or dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

                  5.14  Change in Control; Extraordinary Dividend

                           5.14.1  Change in Control.  If at any time there is a
Change in Control (as defined  below)
of the Company, all Options shall accelerate and become fully vested and immediately exercisable for the duration of the Option term. For purposes of this Subsection 5.14.1, "Change in Control" shall mean either one of the following: (i) When any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than a shareholder of the Company on the date of this Plan, the Company, a Subsidiary or an employee benefit plan of the Company, including any trustee of such plan acting as trustee) becomes, after the date of this Plan, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or (ii) the occurrence of a transaction requiring shareholder approval, and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.

                           5.14.2  Declaration of Extraordinary Dividend.
If at any time the Company declares an Extraordinary Dividend (as defined below), all Options shall accelerate and thereupon become fully vested and immediately exercisable for the duration of the Option term. For purposes of this Subsection 5.14.2, "Extraordinary Dividend" shall mean a cash dividend payable to holders of record of the Common Stock in an amount in excess of ten percent (10%) of the then fair market value of the Company's Common Stock. The fair market value of the Company's Common Stock shall be determined in good faith by the Board.

         6. Effective Date; Term. This Plan is effective March 20, 1996, the date of approval by Board of Directors of the Company, so long as it is subsequently approved by the affirmative vote of the shareholders of the Company within one year thereof. Incentive Stock Options may be granted by the Plan Administrator from time to time from the effective date until ten (10) years thereafter. Non-Qualified Stock Options may be granted until this Plan is terminated by the Board in its sole discretion. Termination of this Plan shall not terminate any Option granted prior to such termination.

         7. No Obligations to Exercise Option. The grant of an Option shall impose no obligation upon the Optionee to exercise such Option.

         8. No Right to Options or to Employment. The grant of any Options under this Plan shall be exclusively within the discretion of the Plan Administrator, and nothing contained in this Plan shall be construed as giving any person any right to participate under this Plan. The Plan shall not confer on any Optionee any right with respect to continuation of any employment or contractual relationship with the Company or any Related Corporation, nor shall it interfere in any way with the Company's or, where applicable, a Related Corporation's right to terminate any Optionee's employment or contractual relationship at any time, which right is hereby reserved.

         9. Application of Funds. The proceeds received by the Company from the sale of Common Stock issued upon the exercise of Options shall be used for general corporate purposes, unless otherwise directed by the Board.

         10. Indemnification of Plan Administrator. In addition to all other rights of indemnification they may have as members of the Board, members of the Plan Administrator shall be indemnified by the Company for all reasonable expenses and liabilities of any type or nature, including reasonable attorneys' fees, incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, this Plan or any Option granted under this Plan, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Company), except to the extent that such expenses relate to matters for which it is adjudged that such Plan Administrator member is liable for willful misconduct; provided, that within fifteen (15) days after the institution of any such action, suit or proceeding, the Plan Administrator member involved therein shall, in writing, notify the Company of such action, suit or proceeding, so that the Company may have the opportunity to make appropriate arrangements to prosecute or defend the same.

         11. Amendment of Plan. The Plan Administrator may, at any time, modify, alter, amend, discontinue or terminate this Plan and options granted under this Plan, including, without limitation, such modifications or amendments as are necessary to maintain compliance with applicable statutes, rules or regulations; provided, that no amendment with respect to an outstanding Option shall be made over the objection of the Optionee thereof; and provided further, that, the approval of the holders of a majority of the Company's outstanding shares of voting capital stock represented at a meeting at which a quorum is present is required within twelve (12) months before or after the adoption by the Plan Administrator of any amendment that will permit the granting of Options to a class of persons other than those currently eligible to receive Options under this Plan or that would cause this Plan to no longer comply with Securities and Exchange Commission Rule 16b-3, as amended, or any successor rule or other regulatory requirements. Without limiting the generality of the foregoing, the Plan Administrator may modify grants to persons who are eligible to receive Options under this Plan who are foreign nationals or employed outside the United States to recognize differences in local law, tax policy or custom.